U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                         Commission File No. 333-141060


(Check One):

       [ ] Form 10K [ ] Form 20F [ ] Form 11K [X] Form 10Q [ ] Form N-SAR


                      For Period Ended: September 30, 2009
                                        __________________


[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not applicable.

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PART I - REGISTRANT INFORMATION
________________________________________________________________________________

Full Name of Registrant:            AMERICAN EXPLORATION CORP.

Former Name if Applicable:

Address of Principal Executive
Office (Street and Number):         407 - 2nd Street SW, Suite 700

City, State and Zip Code:           Calgary, Alberta, Canada T2P 2Y3
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PART II - RULES 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
________________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.


Management of American Exploration Corporation, a Nevada corporation (the "Company"), deems additional time is necessary in order to fully compile the necessary financial information and adequately complete its financial statements required to prepare its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2009. Management deems it necessary that additional time be provided based upon the recent resignation of Seale and Beers, CPAs, its independent public accounts, and the engagement of GBH, CPAs, as disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission.


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PART IV - OTHER INFORMATION
________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification: Diane D. Dalmy 303.985.9324

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months o for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [ ] No.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                           AMERICAN EXPLORATION CORP.
                   __________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 16, 2009                       By: /s/ STEVEN HARDING
      _________________                       _________________________________
                                              Steven Harding
                                              President/Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).